BDO Seidman, LLP
Accountants and Consultants

333 Clay St., Suite 4700
Houston, Texas 77002
Telephone: 713-659-6551
Fax: 713-659-3238

March 19, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 16, 2007, to be filed by our former client, Perficient, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Seidman, LLP

cc: Mr. David S. Lundeen, Audit Committee Chair
Mr. Paul Martin, Chief Financial Officer